Exhibit 15



INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S
ACKNOWLEDGMENT LETTER


We acknowledge the incorporation by reference in the Registration Statements of Herley Industries, Inc. on Form S-8 (File Nos. 333-71476 and 333-95327) of our review report dated September 12, 2006, included in this Quarterly Report on Form 10-Q/A (Amendment No.1) for the quarter ended April 30, 2006.

Pursuant to Rule 436 under the Securities Act of 1933 (the "Act"), such report is not considered part of a registration statement prepared or certified by an accountant, or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

/s/ Marcum & Kliegman LLP
Marcum & Kliegman LLP
Melville, New York
September 14, 2006